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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

                   Certification and Notice of Termination of
                     Registration under Section 12(g) of the
                Securities Exchange Act of 1934 or Suspension of
                              Duty to File Reports
                       Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                          Commission File Number 1-5190
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                                 LUCASVARITY PLC
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             (Exact name of registrant as specified in its charter)

               44-46 Park Street, London W1Y 4DJ 44-171-647-0500
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           American Depositary Shares
                           Ordinary Shares of 25p each
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            (Title of each class of securities covered by this Form)


                                      None
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           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


                  Please place an X in the box(es) to designate
                the appropriate rule provision(s) relied upon to
                 terminate or suspend the duty to file reports:


                  Rule 12g-4(a)(1)(i) [X]    Rule 12h-3(b)(1)(i) [X]
                  Rule 12g-4(a)(1)(ii)[ ]    Rule 12h-3(b)(1)(ii)[ ]
                  Rule 12g-4(a)(2)(i) [ ]    Rule 12h-3(b)(2)(i) [ ]
                  Rule 12g-4(a)(2)(ii)[ ]    Rule 12h-3(b)(2)(ii)[ ]
                                             Rule 15d-6[ ]

Approximate number of holders of record as of the certification or notice date:

                                       One
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
LucasVarity plc has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  May 13, 1999                         By  /s/ Russell Kelley
                                            ------------------------
                                            Name:  Russell Kelley
                                            Title: General Counsel and
                                                   Company Secretary